Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-257669
Prospectus Supplement No. 2
(To Prospectus dated July 15, 2021, as amended by
Prospectus Supplement No. 1 dated July 16, 2021)

ASHFORD HOSPITALITY TRUST, INC.

This is Prospectus Supplement No. 2 (this “Prospectus Supplement”) to our Prospectus, dated July 15, 2021, as amended by Prospectus Supplement No. 1, dated July 16, 2021 (the “Prospectus”), relating to the offer and sale of up to 46,227,744 shares of common stock, par value $0.01 (“Common Stock”), of Ashford Hospitality Trust, Inc. (the “Company”), by B. Riley Principal Capital, LLC (“B. Riley”). The amount that the Company may sell to B. Riley was automatically and proportionally adjusted to 4,622,774 following the effective date of the one-for-ten reverse stock split on July 16, 2021. Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

We have attached to this Prospectus Supplement our current report on Form 8-K filed July 26, 2021. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 16 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 26, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 26, 2021

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas
Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AHT	New York Stock Exchange
Preferred Stock, Series D	AHT-PD	New York Stock Exchange
Preferred Stock, Series F	AHT-PF	New York Stock Exchange
Preferred Stock, Series G	AHT-PG	New York Stock Exchange
Preferred Stock, Series H	AHT-PH	New York Stock Exchange
Preferred Stock, Series I	AHT-PI	New York Stock Exchange

ITEM 2.02    RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On July 26, 2021, Ashford Hospitality Trust, Inc. (the “Company”) issued a press release announcing its preliminary expectations for net loss attributable to common stockholders, Adjusted EBITDAre, and Adjusted FFO for the second quarter ended June 30, 2021. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Form 8-K and Exhibits attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

ITEM 8.01     OTHER EVENTS.

The disclosure set forth under Items 2.02 and 9.01, including the press release attached as Exhibit 99.1, is incorporated herein by reference.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits
Exhibit Number         Description

99.1    Press Release of the Company, dated July 26, 2021
104    Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

IGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 26, 2021

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ DERIC S. EUBANKS
Deric S. Eubanks
Chief Financial Officer